EXHIBIT 99.1

Sun American Bancorp Receives Notice of Listing Standard Deficiencies From NASDAQ

BOCA RATON, Fla., Sept. 22, 2009 (GLOBE NEWSWIRE) -- Sun American Bancorp ("Sun American" or, the "Company") (Nasdaq:SAMB), the bank holding company for Sun American Bank, today reported that on September 21, 2009 it received notification from the NASDAQ Stock Market ("NASDAQ") that Sun American's common stock has not maintained a minimum market value of publicly held shares ("MVPHS") of $5,000,000 as required for continued inclusion by Listing Rule 5450(b)(1)(C) (the "MVPHS Listing Rule"). Therefore, in accordance with Listing Rule 5810(c)(3)(D), the Company has been provided 90 calendar days, or until December 15, 2009, to regain compliance with the MVPHS Listing Rule. If, at any time before December 15, 2009, the MVPHS of the Company's common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, the NASDAQ staff will provide written notification that Sun American complies with the MVPHS Listing Rule. If compliance with this rule cannot be demonstrated by December 15, 2009, the NASDAQ staff will provide written notification that Sun American's securities will be delisted from the Nasdaq Global Market.

In addition, on September 21, 2009, Sun American received a second notification from NASDAQ that for the last 30 consecutive trading days, the Company has not been in compliance with Listing Rule 5450(a)(1) (the "Minimum Bid Price Rule") which requires companies with listed securities to maintain a minimum bid price of $1.00 per share. Therefore, in accordance with Listing Rule 5810(c)(3)(A), Sun American has been provided 180 calendar days, or until March 15, 2010, to regain compliance with the Minimum Bid Price Rule. If compliance with this rule cannot be demonstrated by March 15, 2010, the NASDAQ staff will provide written notification that Sun American's securities will be delisted.

The Company is currently evaluating its available options to regain compliance with Nasdaq's requirements; however, the Company is unable to determine at this time if it will be able to comply with the NASDAQ requirements within the applicable grace periods outlined above.

About Sun American Bancorp

Based in Boca Raton, Florida, Sun American Bancorp is the single-bank holding company of Sun American Bank, a state-chartered, federal member bank engaged in a general commercial and consumer banking business. Sun American Bank operates 13 offices in Miami, Broward, Palm Beach and Martin Counties in Southeast Florida. For additional information, please visit our website at www.sunamericanbank.com.

The Sun American Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3685

Except for historical information containing herein, the matters set forth in this news release are "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995. Although Sun American Bancorp believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Sun American Bancorp's expectations. Factors that could contribute to such differences include those identified in Sun American Bancorp's Form 10-K for the year ended December 31, 2008, and those described from time to time in Sun American's other filings with the Securities and Exchange Commission, news releases and other communications.

CONTACT:  Sun American Bancorp
          Michael E. Golden, President, Chairman and CEO
          Robert Nichols, CFO
          (561) 544-1908